Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

To the Board of Directors and Shareholders
LNB Bancorp, Inc.

We consent to the incorporation by reference in the Registration Statement on Form S-8 for the registration of 200,000 common shares of LNB Bancorp, Inc., and the inclusion of our audit report dated March 4, 2013, with respect to the the consolidated financial statements and schedules of LNB Bancorp, Inc. included in its Annual Report as of December 31, 2012 and 2011, and for the three years ended December 31, 2012.

/s/ Plante & Moran, PLLC

Auburn Hills, Michigan
March 7, 2013